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                                                            EXHIBIT 12(a)


              BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
        COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                             (dollars in millions)

                                                                                    Six Months
                                                                                      Ended
                                               Year Ended December 31,               June 30,
                                   -----------------------------------------------------------
                                      1992        1993      1994     1995     1996      1997
                                   ----------  ----------  ------  --------  -------  --------

Earnings:
 1. Income before
     income taxes and
     cumulative effects
     of accounting
     changes                           $1,001     $1,698  $  987    $  469   $1,131   $  602
 2. Add: Fixed charges
          excluding
          capitalized
          interest
          (Line 10)                     3,115      3,168   3,911     5,138    5,483    2,759
 3. Less: Equity in undistri-
            buted income of
            unconsolidated
            subsidiaries and
            affiliates                     40         30      45        28       30      (54)
                                       ------     ------  ------    ------   ------   ------
 4. Earnings including
     interest on deposits               4,076      4,836   4,853     5,579    6,584    3,415
 5. Less: Interest on
           deposits                     1,119      1,013     965     1,360    1,355      855
                                       ------     ------  ------    ------   ------   ------
 6. Earnings excluding
     interest on deposits              $2,957     $3,823  $3,888    $4,219   $5,229   $2,560
                                       ======     ======  ======    ======   ======   ======

Fixed Charges:
 7. Interest Expense                   $3,083     $3,137  $3,880    $5,105   $5,451   $2,740
 8. Estimated interest
     component of net
     rental expense                        32         31      31        33       32       17
 9. Amortization of debt
     issuance expense                       -          -       -         -        -        2
                                       ------     ------  ------    ------   ------   ------
10. Total fixed charges
     including interest on
     deposits and excluding
     capitalized interest               3,115      3,168   3,911     5,138    5,483    2,759
11. Add: Capitalized
          interest                          -          -       -         -        -        -
                                       ------     ------  ------    ------   ------   ------
12. Total fixed charges                 3,115      3,168   3,911     5,138    5,483    2,759
13. Less: Interest on
           deposits
           (Line 5)                     1,119      1,013     965     1,360    1,355      855
                                       ------     ------  ------    ------   ------   ------
14. Fixed charges excluding
     interest on deposits              $1,996     $2,155  $2,946    $3,778   $4,128   $1,904
                                       ======     ======  ======    ======   ======   ======

Consolidated Ratios of Earnings
 to Fixed Charges:
  Including interest on
   deposits
   (Line 4/Line 12)                      1.31       1.53    1.24      1.09     1.20     1.24
                                       ======     ======  ======    ======   ======   ======
  Excluding interest on
   deposits
   (Line 6/Line 14)                      1.48       1.77    1.32      1.12     1.27     1.34
                                       ======     ======  ======    ======   ======   ======
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